Exhibit 99.1

FS Bancorp, Inc. Reports First Quarter Net Income of $8.4 Million or $1.06 Per Diluted Share and Its Board of Directors Declares Forty-Fifth Consecutive Quarterly Dividend

MOUNTLAKE TERRACE, WA – April 24, 2024 – FS Bancorp, Inc. (NASDAQ: FSBW) (the “Company”), the holding company for 1st Security Bank of Washington (the “Bank” or “1st Security Bank”) today reported 2024 first quarter net income of $8.4 million, or $1.06 per diluted share, compared to $8.2 million, or $1.04 per diluted share, for the comparable quarter one year ago.

“We are proud to report a $1.83 increase in our tangible book value per share, a stabilization of our net interest margin, and our continued focus on growing our award-winning culture during the first quarter,” stated Joe Adams, CEO. “We are also pleased that our Board of Directors approved our forty-fifth consecutive quarterly cash dividend of $0.26 per share, demonstrating our continued commitment to enhancing shareholder value.  The cash dividend will be paid on May 23, 2024, to shareholders of record as of May 9, 2024,” concluded Adams.

2024 First Quarter Highlights

●	Net income was $8.4 million for the first quarter of 2024, compared to $9.8 million in the previous quarter, and $8.2 million for the comparable quarter one year ago;

●

As an investment strategy to mitigate realized investment losses noted below, during the first quarter of 2024, the Company sold a portion of its mortgage servicing rights (“MSRs”) resulting in a pre-tax gain of $8.2 million. The MSRs related to mortgages with Fannie Mae and Freddie Mac serviced loans with an aggregate principal balance of approximately $1.29 billion;

●

Offsetting the gain noted above, the Company sold longer duration investment securities with amortized cost of $52.0 million in the first quarter of 2024, resulting in an $8.0 million pre-tax loss. The proceeds were utilized to purchase securities and other liquid assets;

●	Net interest margin (“NIM”) expanded to 4.26% for the first quarter of 2024, compared to 4.24% in the previous quarter, and compressed from 4.70% for the comparable quarter one year ago;

●

Loans receivable, net increased $13.9 million, or 0.6%, to $2.42 billion at March 31, 2024, compared to $2.40 billion at December 31, 2023, and increased $115.7 million, or 5.0%, from $2.30 billion at March 31, 2023;

●

Consumer loans, of which 88.0% are home improvement loans, were relatively static in the first quarter of 2024 with a total of $646.1 million at March 31, 2024, compared to $646.8 million in the previous quarter, and increased $39.5 million, or 6.5%, from $606.7 million in the comparable quarter one year ago. Yields on consumer loans improved 0.17% to 7.22% from 7.05% at the end of the fourth quarter 2023. During the three months ended March 31, 2024, consumer loan originations included 74.1% of home improvement loans originated with a Fair Isaac Corporation (“FICO”) score above 720 and 86.4% of home improvement loans with a UCC-2 security filing;

●

The allowance for credit losses on loans (“ACLL”) was $31.5 million, or 1.29% of gross loans receivable at March 31, 2024, compared to $31.5 million, or 1.30% at December 31, 2023, and $29.9 million, or 1.29% at March 31, 2023;

●

Total deposits decreased $57.0 million, or 2.3%, to $2.47 billion at March 31, 2024 compared to $2.52 billion at December 31, 2023 and increased $22.0 million, or 0.9%, from $2.44 billion at March 31, 2023.  Noninterest-bearing deposits were $646.9 million at March 31, 2024, $670.8 million at December 31, 2023, and $746.9 million at March 31, 2023;

FS Bancorp Q1 Earnings
April 24, 2024

●

Total deposits, excluding brokered deposits, increased $35.2 million for the three months ended March 31, 2024, compared to $9.8 million of growth in the prior quarter, and $8.2 million of growth in the first quarter of 2023 (less acquired deposits from the acquisition of seven bank branches from Columbia State Bank in the first quarter of 2023). See “Non-GAAP Financial Measures;”

●

Segment reporting in the first quarter of 2024 reflected net income of $8.2 million for the Commercial and Consumer Banking segment and $246,000 for the Home Lending segment, compared to net income of $10.0 million and a net loss of $254,000 in the prior quarter, and net income of $7.3 million and $873,000 in the first quarter of 2023, respectively.  The gain on sale of MSRs and offsetting loss on sale of investment securities were allocated to the Commercial and Consumer Banking segment;

●

The percentage of available unencumbered cash and secured borrowing capacity at the Federal Home Loan Bank (“FHLB”) and the Federal Reserve Bank to uninsured deposits was 223% at March 31, 2024, compared to 224% in the prior quarter. The average deposit size per FDIC-insured account at the Bank was $33,000 for both March 31, 2024 and December 31, 2023;

●

Regulatory capital ratios at the Bank were 13.7% for total risk-based capital and 10.6% for Tier 1 leverage capital at March 31, 2024, compared to 13.4% for total risk-based capital and 10.4% for Tier 1 leverage capital at December 31, 2023; and

●

Tangible book value per share increased $1.83 to $33.47 at March 31, 2024, compared to $31.64 at December 31, 2023, and increased $4.92 from $28.55 at March 31, 2023. See, “Non-GAAP Financial Measures.”

Segment Reporting

The Company reports two segments: Commercial and Consumer Banking and Home Lending. The Commercial and Consumer Banking segment provides diversified financial products and services to our commercial and consumer customers. These products and services include deposit products; residential, consumer, business and commercial real estate lending portfolios and cash management services. This segment is also responsible for the management of the investment portfolio and other assets of the Bank. The Home Lending segment originates one-to-four-family residential mortgage loans primarily for sale in the secondary markets as well as loans held for investment.

The Company reflected the sale of servicing rights as a gain to the Commercial and Consumer Bank segment to offset the realized loss on investment securities and, over the next 48 months, will allocate the gain as intercompany income from the Commercial and Consumer Banking segment to the Home Lending segment on a straight-line basis.

The tables below provide a summary of segment reporting at or for the three months ended March 31, 2024 and 2023 (dollars in thousands):

	At or For the Three Months Ended March 31, 2024
Condensed income statement:	Commercial and Consumer Banking	Home Lending	Total
Net interest income (1)	$28,086	$2,260	$30,346
Provision for credit losses	(1,251)	(148)	(1,399)
Noninterest income (2)	2,393	2,718	5,111
Noninterest expense (3)	(19,008)	(4,521)	(23,529)
Income before provision for income taxes	10,220	309	10,529
Provision for income taxes	(2,069)	(63)	(2,132)
Net income	$8,151	$246	$8,397
Total average assets for period ended	$2,401,864	$556,683	$2,958,547
Full-time employees ("FTEs")	440	130	570

FS Bancorp Q1 Earnings
April 24, 2024

	At or For the Three Months Ended March 31, 2023
Condensed income statement:	Commercial and Consumer Banking	Home Lending	Total
Net interest income (1)	$27,500	$3,162	$30,662
(Provision) recovery for credit losses	(2,122)	14	(2,108)
Noninterest income (2)	2,380	2,839	5,219
Noninterest expense (3)	(18,610)	(4,914)	(23,524)
Income before provision for income taxes	9,148	1,101	10,249
Provision for income taxes	(1,809)	(228)	(2,037)
Net income	$7,339	$873	$8,212
Total average assets for period ended	$2,250,052	$491,974	$2,742,026
FTEs	445	141	586

(1)

Net interest income is the difference between interest earned on assets and the cost of liabilities to fund those assets. Interest earned includes actual interest earned on segment assets and, if the segment has excess liabilities, interest credits for providing funding to the other segment. The cost of liabilities includes interest expense on segment liabilities and, if the segment does not have enough liabilities to fund its assets, a funding charge based on the cost of assigned liabilities to fund segment assets.

(2)

Noninterest income includes activity from certain residential mortgage loans that were initially originated for sale and measured at fair value, and subsequently transferred to loans held for investment. Gains and losses from changes in fair value for these loans are reported in earnings as a component of noninterest income. For the three months ended March 31, 2024, the Company recorded a net increase in fair value of $2,000, as compared to a net increase in fair value of $577,000 for the three months ended March 31, 2023. As of both March 31, 2024 and 2023, there was $15.0 million in residential mortgage loans recorded at fair value as they were previously transferred from loans held for sale to loans held for investment.

(3)

Noninterest expense includes allocated overhead expense from general corporate activities. Allocation is determined based on a combination of segment assets and FTEs.  For the three months ended March 31, 2024 and 2023, the Home Lending segment included allocated overhead expenses of $1.5 million and $1.6 million, respectively.

Asset Summary

Total assets were $2.97 billion at both March 31, 2024, and December 31, 2023, and increased $186.9 million, or 6.7%, from $2.78 billion at March 31, 2023.  The changes in total assets at March 31, 2024, compared to December 31, 2023, included increases of $24.3 million in loans HFS, $13.9 million in loans receivable, net, and $3.6 million in other assets, partially offset by decreases of $20.3 million in total cash and cash equivalents, $13.3 million in securities available-for-sale, $8.1 million in MSRs HFS, and $1.9 million in deferred tax asset, net.  The increase in total assets at March 31, 2024, compared to March 31, 2023, was primarily due to increases in loans receivable, net of $115.7 million, securities available-for-sale of $47.3 million, loans HFS of $26.6 million, certificates of deposit at other financial institutions of $18.5 million, and other assets of $6.2 million. These increases were partially offset by decreases in total cash and cash equivalents of $12.8 million, MSRs of $8.6 million, core deposit intangible, net of $3.9 million, premises and equipment of $1.5 million, operating lease right-of-use of $1.2 million and deferred tax asset, net of $1.0 million.

FS Bancorp Q1 Earnings
April 24, 2024

LOAN PORTFOLIO
(Dollars in thousands)	March 31, 2024		December 31, 2023		March 31, 2023
	Amount	Percent	Amount	Percent	Amount	Percent
REAL ESTATE LOANS
Commercial	$359,055	14.7%	$366,328	15.1%	$339,794	14.6%
Construction and development	301,346	12.3	303,054	12.5	337,452	14.5
Home equity	73,323	3.0	69,488	2.9	60,625	2.6
One-to-four-family (excludes HFS)	580,050	23.7	567,742	23.3	501,100	21.5
Multi-family	222,410	9.1	223,769	9.2	232,201	10.0
Total real estate loans	1,536,184	62.8	1,530,381	63.0	1,471,172	63.2

CONSUMER LOANS
Indirect home improvement	568,802	23.2	569,903	23.4	531,632	22.8
Marine	73,921	3.0	73,310	3.0	70,994	3.0
Other consumer	3,409	0.1	3,540	0.1	4,042	0.2
Total consumer loans	646,132	26.3	646,753	26.5	606,668	26.0

COMMERCIAL BUSINESS LOANS
Commercial and industrial ("C&I")	256,429	10.6	238,301	9.8	223,702	9.6
Warehouse lending	8,113	0.3	17,580	0.7	28,044	1.2
Total commercial business loans	264,542	10.9	255,881	10.5	251,746	10.8
Total loans receivable, gross	2,446,858	100.0%	2,433,015	100.0%	2,329,586	100.0%

Allowance for credit losses on loans	(31,479)		(31,534)		(29,937)
Total loans receivable, net	$2,415,379		$2,401,481		$2,299,649

Loans receivable, net increased $13.9 million to $2.42 billion at March 31, 2024, from $2.40 billion at December 31, 2023, and increased $115.7 million from $2.30 billion at March 31, 2023. Total real estate loans increased $5.8 million to $1.54 billion at March 31, 2024, compared to December 31, 2023, reflecting increases in one-to-four-family loans (excluding loans HFS) of $12.3 million and home equity loans of $3.8 million, partially offset by decreases in commercial real estate (“CRE”) loans of $7.3 million, construction and development loans of $1.7 million, and multi-family loans of $1.4 million. Similarly, commercial business loans increased $8.7 million to $264.5 million at March 31, 2024, compared to December 31, 2023, resulting from an increase of $18.1 million in C&I loans and a decrease of $9.5 million in warehouse lending.  Consumer loans decreased $621,000 to $646.1 million at March 31, 2024, compared to December 31, 2023, resulting from a $1.1 million decrease in indirect home improvement loans and $131,000 in other consumer loans, partially offset by an increase of $611,000 in marine loans.

FS Bancorp Q1 Earnings
April 24, 2024

A breakdown of CRE loans at the dates indicated were as follows:

(Dollars in thousands)
	March 31, 2024	December 31, 2023	March 31, 2023
CRE by Type:	Amount	Amount	Amount
Agriculture	$3,744	$3,799	$3,983
CRE Non-owner occupied:
Office	41,625	42,739	45,864
Retail	38,712	38,691	38,483
Hospitality/restaurant	24,751	28,007	29,756
Self storage	21,383	21,381	17,287
Mixed use	19,186	19,331	16,547
Industrial	17,475	16,978	14,418
Senior housing/assisted living	8,446	8,505	8,626
Other (1)	6,785	8,365	5,765
Land	3,151	3,936	3,465
Education/worship	2,595	2,620	2,692
Total CRE non-owner occupied	184,109	190,553	182,903
CRE owner occupied:
Industrial	63,683	66,048	57,187
Office	41,652	41,495	30,446
Retail	21,836	22,020	23,548
Hospitality/restaurant	10,933	11,065	14,457
Other (2)	8,438	8,522	6,770
Car wash	7,713	7,767	7,908
Automobile related	7,479	7,530	8,298
Education/worship	4,604	4,606	1,300
Mixed use	4,864	2,923	2,994
Total CRE owner occupied	171,202	171,976	152,908
Total	$359,055	$366,328	$339,794

__________________________________

(1)

Primarily includes loans secured by mobile home parks totaling $789,000, $2.3 million, and $2.4 million, RV parks totaling $696,000, $699,000, and $709,000, automobile-related collateral totaling $604,000, $608,000, and $0.0, and other collateral totaling $4.7 million, $4.4 million, and $2.7 million, at March 31, 2024, December 31, 2023, and March 31, 2023, respectively.

(2)

Primarily includes loans secured by gas stations totaling $1.7 million, $1.7 million and $1.8 million, non-profit organization totaling $915,000, $922,000 and $941,000, and other collateral totaling $5.8 million, $5.5 million and $4.1 million, at March 31, 2024, December 31, 2023, and March 31, 2023, respectively.

FS Bancorp Q1 Earnings
April 24, 2024

The following tables includes CRE loans repricing or maturing within the next two years, excluding loans that reprice simultaneously with changes to the prime rate:

(Dollars in thousands)	For the Quarter Ended									Current
	June 30,	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,	March 31,		Weighted
CRE by type:	2024	2024	2024	2025	2025	2025	2025	2026	Total	Average Rate
Agriculture	$810	$52	$192	$—	$—	$—	$325	$181	$1,560	6.89%
Apartment	950	5,956	29,913	1,763	4,775	401	10,158	3,029	56,945	4.45%
Auto related	—	—	—	—	2,122	—	—	—	2,122	4.18%
Hotel / hospitality	—	141	—	591	1,230	1,357	—	121	3,440	4.22%
Industrial	405	—	—	909	593	—	10,592	2,209	14,708	4.41%
Mixed use	—	950	807	1,772	3,509	256	322	—	7,616	4.93%
Office	—	938	4,779	1,048	—	4,295	1,010	536	12,606	3.96%
Other	126	—	1,213	—	118	1,283	250	3,510	6,500	4.91%
Retail	1,023	1,149	1,291	2,040	—	693	—	493	6,689	4.62%
Senior housing and assisted living	—	—	—	—	—	—	—	2,213	2,213	4.75%
Total	$3,314	$9,186	$38,195	$8,123	$12,347	$8,285	$22,657	$12,292	$114,399	4.49%

A breakdown of construction loans at the dates indicated were as follows:

(Dollars in thousands)
	March 31, 2024		December 31, 2023
Construction Types:	Amount	Percent	Amount	Percent
Commercial construction - retail	$8,290	2.8%	$7,445	2.5%
Commercial construction - office	4,737	1.6	4,699	1.5
Commercial construction - self storage	10,000	3.3	10,000	3.3
Commercial construction - car wash	7,807	2.6	7,742	2.6
Multi-family	53,288	17.7	56,065	18.5
Custom construction - single family residential and single family manufactured residential	50,674	16.8	47,230	15.6
Custom construction - land, lot and acquisition and development	6,455	2.1	6,377	2.1
Speculative residential construction - vertical	134,047	44.5	131,336	43.3
Speculative residential construction - land, lot and acquisition and development	26,048	8.6	32,160	10.6
Total	$301,346	100.0%	$303,054	100.0%

(Dollars in thousands)
	March 31, 2024		March 31, 2023
Construction Types:	Amount	Percent	Amount	Percent
Commercial construction - retail	$8,290	2.8%	$6,296	1.9%
Commercial construction - office	4,737	1.6	3,097	0.9
Commercial construction - self storage	10,000	3.3	16,027	4.7
Commercial construction - car wash	7,807	2.6	4,737	1.4
Multi-family	53,288	17.7	62,384	18.5
Custom construction - single family residential and single family manufactured residential	50,674	16.8	39,700	11.8
Custom construction - land, lot and acquisition and development	6,455	2.1	5,502	1.6
Speculative residential construction - vertical	134,047	44.5	162,955	48.3
Speculative residential construction - land, lot and acquisition and development	26,048	8.6	36,754	10.9
Total	$301,346	100.0%	$337,452	100.0%

FS Bancorp Q1 Earnings
April 24, 2024

Originations of one-to-four-family loans to purchase and refinance a home for the periods indicated were as follows:

(Dollars in thousands)	For the Three Months Ended		For the Three Months Ended
	March 31, 2024		December 31, 2023
	Amount	Percent	Amount	Percent	$ Change	% Change
Purchase	$135,577	88.1%	$110,458	90.7%	$25,119	22.7%
Refinance	18,371	11.9	11,290	9.3	7,081	62.7
Total	$153,948	100.0%	$121,748	100.0%	$32,200	26.4%

(Dollars in thousands)	For the Three Months Ended March 31,
	2024		2023
	Amount	Percent	Amount	Percent	$ Change	% Change
Purchase	$135,577	88.1%	$102,489	92.3%	$33,088	32.3%
Refinance	18,371	11.9	8,535	7.7	9,836	115.2
Total	$153,948	100.0%	$111,024	100.0%	$42,924	38.7%

During the quarter ended March 31, 2024, the Company sold $93.9 million of one-to-four-family loans compared to $87.5 million during the previous quarter and $77.3 million during the same quarter one year ago. Gross margins on home loan sales increased to 3.43% for the quarter ended March 31, 2024, compared to 3.09% in the previous quarter and increased from 3.05% in the same quarter one year ago. Gross margins are defined as the margin on loans sold (cash sales) without the impact of deferred costs.

Liabilities and Equity Summary

Changes in deposits at the dates indicated were as follows:

(Dollars in thousands)
	March 31, 2024		December 31, 2023
Transactional deposits:	Amount	Percent	Amount	Percent	$ Change	% Change
Noninterest-bearing checking	$618,526	25.1%	$654,048	25.9%	$(35,522)	(5.4)%
Interest-bearing checking (1)	188,050	7.6	244,028	9.7	(55,978)	(22.9)
Escrow accounts related to mortgages serviced (2)	28,373	1.2	16,783	0.7	11,590	69.1
Subtotal	834,949	33.9	914,859	36.3	(79,910)	(8.7)
Savings	153,025	6.2	151,630	6.0	1,395	0.9
Money market (3)	364,944	14.8	359,063	14.2	5,881	1.6
Subtotal	517,969	21.0	510,693	20.2	7,276	1.4
Certificates of deposit less than $100,000 (4)	579,153	23.5	587,858	23.3	(8,705)	(1.5)
Certificates of deposit of $100,000 through $250,000	424,463	17.2	429,373	17.0	(4,910)	(1.1)
Certificates of deposit greater than $250,000	108,763	4.4	79,540	3.2	29,223	36.7
Subtotal	1,112,379	45.1	1,096,771	43.5	15,608	1.4
Total	$2,465,297	100.0%	$2,522,323	100.0%	$(57,026)	(2.3)%

FS Bancorp Q1 Earnings
April 24, 2024

(Dollars in thousands)
	March 31, 2024		March 31, 2023
Transactional deposits:	Amount	Percent	Amount	Percent	$ Change	% Change
Noninterest-bearing checking	$618,526	25.1%	$719,856	29.5%	$(101,330)	(14.1)%
Interest-bearing checking (1)	188,050	7.6	183,888	7.5	4,162	2.3
Escrow accounts related to mortgages serviced (2)	28,373	1.2	27,066	1.1	1,307	4.8
Subtotal	834,949	33.9	930,810	38.1	(95,861)	(10.3)
Savings	153,025	6.2	188,510	7.7	(35,485)	(18.8)
Money market (3)	364,944	14.8	549,542	22.5	(184,598)	(33.6)
Subtotal	517,969	21.0	738,052	30.2	(220,083)	(29.8)
Certificates of deposit less than $100,000 (4)	579,153	23.5	409,236	16.8	169,917	41.5
Certificates of deposit of $100,000 through $250,000	424,463	17.2	270,476	11.0	153,987	56.9
Certificates of deposit greater than $250,000	108,763	4.4	94,699	3.9	14,064	14.9
Subtotal	1,112,379	45.1	774,411	31.7	337,968	43.6
Total	$2,465,297	100.0%	$2,443,273	100.0%	$22,024	0.9%

(1)	Includes $0.0, $70.2 million, and $2.6 million of brokered deposits at March 31, 2024, December 31, 2023, and March 31, 2023, respectively.
(2)	Noninterest-bearing accounts.
(3)	Includes $8.0 million, $1,000 and $50.3 million of brokered deposits at March 31, 2024, December 31, 2023 and March 31, 2023, respectively.
(4)	Includes $331.3 million, $361.3 million, and $266.1 million of brokered deposits at March 31, 2024, December 31, 2023 and March 31, 2023, respectively.

At March 31, 2024, certificates of deposit (“CDs”), which include retail and non-retail CDs, totaled $1.11 billion, compared to $1.10 billion at December 31, 2023 and $774.4 million at March 31, 2023, with non-retail CDs representing 31.0%, 34.2% and 37.5% of total CDs at such dates, respectively. At March 31, 2024, non-retail CDs, which include brokered CDs, online CDs and public funds CDs, decreased $30.0 million to $344.5 million, compared to $374.5 million at December 31, 2023, primarily due to a decrease of $30.0 million in brokered CDs. Non-retail CDs totaled $344.5 million at March 31, 2024, compared to $290.4 million at March 31, 2023.

At March 31, 2024, the Bank had uninsured deposits of approximately $614.1 million, compared to approximately $606.5 million at December 31, 2023, and $633.4 million at March 31, 2023.  The uninsured amounts are estimates based on the methodologies and assumptions used for the Bank's regulatory reporting requirements.

At March 31, 2024, borrowings totaled $129.9 million and were comprised of advances from the Federal Reserve Bank's Term Funding Program of $89.9 million, Federal Reserve Bank borrowings of $23.0 million, and FHLB fixed-rate advances of $17.1 million.  Borrowings increased $36.2 million to $129.9 million at March 31, 2024, from $93.7 million at December 31, 2023, and increased $122.4 million from $7.5 million at March 31, 2023.  The increase was partially attributable to the decrease in total deposits.

Total stockholders’ equity increased $13.4 million to $277.9 million at March 31, 2024, from $264.5 million at December 31, 2023, and increased $36.1 million, from $241.8 million at March 31, 2023. The increase in stockholders’ equity at March 31, 2024, compared to December 31, 2023, reflects net income of $8.4 million, partially offset by dividends paid of $2.0 million. In addition, stockholders’ equity was positively impacted by decreases in unrealized net losses on securities available for sale of $4.3 million, net of tax, and unrealized net gains on fair value and cash flow hedges of $2.6 million, net of tax, reflecting sales of investment securities and changes in market interest rates during the quarter, resulting in a $6.9 million improvement in accumulated other comprehensive loss. Book value per common share was $36.06 at March 31, 2024, compared to $34.36 at December 31, 2023, and $31.69 at March 31, 2023.

FS Bancorp Q1 Earnings
April 24, 2024

The Bank is considered well capitalized under the capital requirements established by the Federal Deposit Insurance Corporation (“FDIC”) with a total risk-based capital ratio of 13.7%, a Tier 1 leverage capital ratio of 10.6%, and a common equity Tier 1 (“CET1”) capital ratio of 12.5% at March 31, 2024.

The Company exceeded all regulatory capital requirements with a total risk-based capital ratio of 14.1%, a Tier 1 leverage capital ratio of 9.2%, and a CET1 ratio of 10.9% at March 31, 2024.

Credit Quality

The ACLL was $31.5 million, or 1.29% of gross loans receivable (excluding loans HFS) at March 31, 2024, compared to $31.5 million, or 1.30% of gross loans receivable (excluding loans HFS), at December 31, 2023, and $29.9 million, or 1.29% of gross loans receivable (excluding loans HFS), at March 31, 2023. The $1.5 million increase in the ACLL at March 31, 2024, compared to the prior year was primarily due to organic loan growth and increases in nonperforming loans and net charge-offs. The allowance for credit losses on unfunded loan commitments was $1.5 million at both March 31, 2024 and December 31, 2023, and decreased $800,000 from $2.3 million at March 31, 2023. This decrease was attributable to a decline in unfunded construction loan commitments at March 31, 2024.

Nonperforming loans increased $1.2 million to $12.1 million at March 31, 2024, compared to $11.0 million at December 31, 2023, and increased $3.4 million from $8.7 million at March 31, 2023. The increase in nonperforming loans at March 31, 2024, from the prior quarter was primarily due to increases in nonperforming commercial business loans of $659,000 and indirect home improvement loans of $332,000. The increase in nonperforming loans compared to the prior year was primarily due to increases in construction and development loans of $4.7 million, CRE loans of $1.1 million, and indirect home improvement loans of $922,000, partially offset by decreases in commercial business loans of $3.0 million and one-to-four family loans of $474,000. Classified loans totaled $24.9 million, at March 31, 2024, all of which were classified as substandard, compared to classified loans of $24.9 million at December 31, 2023, of which $24.5 million were classified as substandard and $399,000 were classified as doubtful and classified loans of $19.6 million at March 31, 2023, all of which were substandard loans.  The increase in substandard loans at March 31, 2024 compared to the prior year was primarily due to increases of $4.7 million in construction and development loans and $922,000 in indirect home improvement loans, partially offset by a decrease of $904,000 in CRE loans. There were no other real estate owned (“OREO”) properties at both March 31, 2024 and December 31, 2023, compared to one OREO property (a closed branch in Centralia) in the amount of $570,000 at March 31, 2023.

Operating Results

Net interest income decreased $316,000 to $30.3 million for the three months ended March 31, 2024, from $30.7 million for the three months ended March 31, 2023, due to an increase in interest expense on deposits, partially offset by an increase in interest and dividend income. Total interest income for the three months ended March 31, 2024, increased $6.3 million compared to the same period last year, primarily due to an increase of $5.0 million in interest income on loans receivable, including fees, primarily as a result of new loans being originated at higher rates and variable rate loans repricing higher following increased market interest rates during the first six months of 2023. Total interest expense for the three months ended March 31, 2024, increased $6.6 million compared to the same period last year, primarily as a result of higher market interest rates, higher utilization of borrowings and a shift in deposit mix from transactional accounts to higher cost CDs.

NIM decreased 44 basis points to 4.26% for the three months ended March 31, 2024, from 4.70% for the same period in the prior year.  The change in NIM for the three months ended March 31, 2024 compared to the same period in 2023, reflects the increased costs of deposits and borrowings, which outpaced the increased yields earned on interest-earning assets.

The average total cost of funds, including noninterest-bearing checking, increased 89 basis points to 2.21% for the three months ended March 31, 2024, from 1.32% for the three months ended March 31, 2023. This increase was predominantly due to higher market rates for deposits. Management remains focused on matching deposit/liability duration with the duration of loans/assets where appropriate.

FS Bancorp Q1 Earnings
April 24, 2024

For the three months ended March 31, 2024, the provision for credit losses on loans was $1.4 million, compared to $2.4 million for the three months ended March 31, 2023. The provision for credit losses on loans reflects an increase in the loan portfolio, as well as an increase in nonperforming loans and higher net charge-offs during the period.

During the three months ended March 31, 2024, net charge-offs totaled $1.5 million, compared to $410,000 for the same period last year, primarily due to increased net charge-offs of $441,000 in indirect home improvement loans, $408,000 in commercial business loans, and $169,000 in marine loans. Management attributes the increase in net charge-offs over the year primarily to volatile economic conditions.

Noninterest income decreased $108,000 to $5.1 million for the three months ended March 31, 2024, from $5.2 million for the three months ended March 31, 2023. The decrease reflects an $8.0 million loss on sale of investment securities resulting from management's strategic decision to increase yields earned on and reduce the duration of the securities portfolio, and a $650,000 decrease in other noninterest income primarily due to fair value adjustments in the loan portfolio, partially offset by an $8.2 million increase in gain on sale of MSRs and a $362,000 gain on sale of loans.

Noninterest expense was $23.5 million for both the three months ended March 31, 2024 and 2023. The variations in noninterest expense were primarily due to the absence of acquisition costs in the current period, in contrast to $1.5 million incurred in the prior year.  Additionally, there was a decrease of $307,000 in salaries and benefits, partially offset by increases of $482,000 in amortization of core deposit intangible, $390,000 in data processing, $316,000 in operations, $245,000 in professional and board fees, $185,000 in occupancy expense, and $115,000 in loan costs.

About FS Bancorp

FS Bancorp, Inc., a Washington corporation, is the holding company for 1st Security Bank of Washington. The Bank provides loan and deposit services to customers who are predominantly small- and middle-market businesses and individuals in Washington and Oregon through its 27 Bank branches, one headquarters office that produces loans and accepts deposits, and loan production offices in various suburban communities in the greater Puget Sound area, the Kennewick-Pasco-Richland metropolitan area of Washington, also known as the Tri-Cities, and in Vancouver, Washington. The Bank services home mortgage customers throughout the Northwest predominantly in Washington State including the Puget Sound, Tri-Cities and Vancouver home lending markets.

Forward-Looking Statements

When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward‑looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements, include but are not limited to, the following: potential adverse impacts to economic conditions in the Company’s local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, including, without limitation, as a result of employment levels; labor shortages, the effects of inflation, a potential recession or slowed economic growth; changes in the interest rate environment, including the past increases in the Federal Reserve benchmark rate and duration at which such increased interest rate levels are maintained, which could adversely affect our revenues and expenses, the values of our assets and obligations, and the availability and cost of capital and liquidity; the impact of continuing high inflation and the current and future monetary policies of the Federal Reserve in response thereto; the effects of any federal government shutdown;  increased competitive pressures, changes in the interest rate environment, adverse changes in the securities markets, the Company’s ability to execute its plans to grow its residential construction lending, mortgage banking, and warehouse lending operations, and the geographic expansion of its indirect home improvement lending; challenges arising from expanding into new geographic markets, products, or services; secondary market conditions for loans and the Company’s ability to originate loans for sale and sell loans in the secondary market; volatility in the mortgage industry; fluctuations in deposits; liquidity issues, including our ability to borrow funds or raise additional capital, if necessary; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; legislative and regulatory changes, including changes in banking, securities and tax law, in regulatory policies and principles, or the interpretation of regulatory capital or other rules; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform critical processing functions for us; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, and other external events on our business; and other factors described in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other reports filed with or furnished to the SEC which are available on its website at www.fsbwa.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that the Company makes in this press release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be incorrect because of the inaccurate assumptions the Company might make, because of the factors illustrated above or because of other factors that cannot be foreseen by the Company. Therefore, these factors should be considered in evaluating the forward‑looking statements, and undue reliance should not be placed on such statements. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause the Company’s actual results for 2024 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of the Company and could negatively affect its operating and stock performance.

FS Bancorp Q1 Earnings
April 24, 2024

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share amounts) (Unaudited)

				Linked	Year
	March 31,	December 31,	March 31,	Quarter	Over Year
	2024	2023	2023	% Change	% Change
ASSETS
Cash and due from banks	$17,149	$17,083	$21,481	—	(20)
Interest-bearing deposits at other financial institutions	28,257	48,608	36,700	(42)	(23)
Total cash and cash equivalents	45,406	65,691	58,181	(31)	(22)
Certificates of deposit at other financial institutions	23,222	24,167	4,712	(4)	393
Securities available-for-sale, at fair value	279,643	292,933	232,373	(5)	20
Securities held-to-maturity, net	8,455	8,455	8,469	—	—
Loans held for sale, at fair value	49,957	25,668	23,310	95	114
Loans receivable, net	2,415,379	2,401,481	2,299,649	1	5
Accrued interest receivable	14,455	14,005	12,336	3	17
Premises and equipment, net	30,326	30,578	31,781	(1)	(5)
Operating lease right-of-use	6,202	6,627	7,414	(6)	(16)
Federal Home Loan Bank stock, at cost	2,909	2,114	3,863	38	(25)
Other real estate owned	—	—	570	NM	(100)
Deferred tax asset, net	4,832	6,725	5,860	(28)	(18)
Bank owned life insurance (“BOLI”), net	37,958	37,719	37,020	1	3
MSRs, held at the lower of cost or fair value	9,009	9,090	17,599	(1)	(49)
MSRs, held for sale, held at the lower of cost or fair value	—	8,086	—	(100)	NM
Goodwill	3,592	3,592	3,592	—	—
Core deposit intangible, net	16,402	17,343	20,348	(5)	(19)
Other assets	21,958	18,395	15,731	19	40
TOTAL ASSETS	$2,969,705	$2,972,669	$2,782,808	—	7
LIABILITIES
Deposits:
Noninterest-bearing accounts	$646,899	$670,831	$746,922	(4)	(13)
Interest-bearing accounts	1,818,398	1,851,492	1,696,351	(2)	7
Total deposits	2,465,297	2,522,323	2,443,273	(2)	1
Borrowings	129,940	93,746	7,528	39	1626
Subordinated notes:
Principal amount	50,000	50,000	50,000	—	—
Unamortized debt issuance costs	(456)	(473)	(523)	(4)	(13)
Total subordinated notes less unamortized debt issuance costs	49,544	49,527	49,477	—	—
Operating lease liability	6,410	6,848	7,651	(6)	(16)
Other liabilities	40,582	35,737	33,045	14	23
Total liabilities	2,691,773	2,708,181	2,540,974	(1)	6
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—	—	—	—
Common stock, $.01 par value; 45,000,000 shares authorized; 7,805,795 shares issued and outstanding at March 31, 2024, 7,800,545 at December 31, 2023, and 7,743,283 at March 31, 2023	78	78	77	—	1
Additional paid-in capital	57,552	57,362	56,138	—	3
Retained earnings	236,720	230,354	208,342	3	14
Accumulated other comprehensive loss, net of tax	(16,418)	(23,306)	(22,723)	(30)	(28)
Total stockholders’ equity	277,932	264,488	241,834	5	15
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,969,705	$2,972,669	$2,782,808	—	7

FS Bancorp Q1 Earnings
April 24, 2024

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts) (Unaudited)

	Three Months Ended				Prior
	March 31,	December 31,	March 31,	Linked Qtr.	Year Qtr.
	2024	2023	2023	% Change	% Change
INTEREST INCOME
Loans receivable, including fees	$40,997	$40,863	$35,992	—	14
Interest and dividends on investment securities, cash and cash equivalents, and certificates of deposit at other financial institutions	3,883	3,580	2,620	8	48
Total interest and dividend income	44,880	44,443	38,612	1	16
INTEREST EXPENSE
Deposits	12,882	12,055	6,624	7	94
Borrowings	1,167	1,447	841	(19)	39
Subordinated notes	485	486	485	—	—
Total interest expense	14,534	13,988	7,950	4	83
NET INTEREST INCOME	30,346	30,455	30,662	—	(1)
PROVISION FOR CREDIT LOSSES	1,399	1,402	2,108	—	(34)
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	28,947	29,053	28,554	—	1
NONINTEREST INCOME
Service charges and fee income	2,552	2,786	2,608	(8)	(2)
Gain on sale of loans	1,838	1,413	1,476	30	25
Gain on sale of MSRs	8,215	—	—	NM	NM
Loss on sale of investment securities	(7,998)	—	—	NM	NM
Earnings on cash surrender value of BOLI	240	239	221	—	9
Other noninterest income	264	1,018	914	(74)	(71)
Total noninterest income	5,111	5,456	5,219	(6)	(2)
NONINTEREST EXPENSE
Salaries and benefits	13,557	12,742	13,864	6	(2)
Operations	3,008	3,326	2,692	(10)	12
Occupancy	1,705	1,708	1,520	—	12
Data processing	1,958	1,760	1,568	11	25
Gain on sale of OREO	—	(148)	—	(100)	NM
Loan costs	585	497	470	18	24
Professional and board fees	923	583	678	58	36
FDIC insurance	532	660	580	(19)	(8)
Marketing and advertising	227	277	190	(18)	19
Acquisition costs	—	—	1,501	NM	(100)
Amortization of core deposit intangible	941	980	459	(4)	105
Impairment of servicing rights	93	48	2	94	4,550
Total noninterest expense	23,529	22,433	23,524	5	—
INCOME BEFORE PROVISION FOR INCOME TAXES	10,529	12,076	10,249	(13)	3
PROVISION FOR INCOME TAXES	2,132	2,304	2,037	(7)	5
NET INCOME	$8,397	$9,772	$8,212	(14)	2
Basic earnings per share	$1.07	$1.25	$1.06	(14)	1
Diluted earnings per share	$1.06	$1.23	$1.04	(14)	2

FS Bancorp Q1 Earnings
April 24, 2024

KEY FINANCIAL RATIOS AND DATA (Unaudited)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) (1)	1.14%	1.32%	1.23%
Return on equity (ratio of net income to average equity) (1)	12.29	15.01	13.85
Yield on average interest-earning assets (1)	6.30	6.19	5.91
Average total cost of funds (1)	2.21	2.10	1.32
Interest rate spread information – average during period	4.09	4.09	4.59
Net interest margin (1)	4.26	4.24	4.70
Operating expense to average total assets (1)	3.20	3.02	3.52
Average interest-earning assets to average interest-bearing liabilities (1)	144.51	143.45	145.72
Efficiency ratio (2)	66.36	62.47	65.56
Common equity ratio (ratio of stockholders' equity to total assets)	9.36	8.90	8.69
Tangible common equity ratio (3)	8.74	8.25	8.87

	March 31,	December 31,	March 31,
	2024	2023	2023
ASSET QUALITY RATIOS AND DATA:
Nonperforming assets to total assets at end of period (4)	0.41%	0.37%	0.33%
Nonperforming loans to total gross loans (excluding loans held for sale) (5)	0.49	0.45	0.37
Allowance for credit losses – loans to nonperforming loans (5)	260.24	288.11	323.26
Allowance for credit losses – loans to total gross loans (excluding loans held for sale)	1.29	1.30	1.29

	At or For the Three Months Ended
	March 31,		December 31,		March 31,
	2024		2023		2023
PER COMMON SHARE DATA:
Basic earnings per share	$1.07		$1.25		$1.06
Diluted earnings per share	$1.06		$1.23		$1.04
Weighted average basic shares outstanding	7,703,789		7,696,429		7,623,580
Weighted average diluted shares outstanding	7,824,460		7,795,383		7,778,418
Common shares outstanding at end of period	7,707,651	(6)	7,698,401	(7)	7,631,018	(8)
Book value per share using common shares outstanding	$36.06		$34.36		$31.69
Tangible book value per share using common shares outstanding (3)	$33.47		$31.64		$28.55

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total noninterest income.
(3)	Represents a non-GAAP financial measure. For a reconciliation to the most comparable GAAP financial measure, see “Non-GAAP Financial Measures” below.
(4)	Nonperforming assets consist of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), foreclosed real estate and other repossessed assets.
(5)	Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due.
(6)	Common shares were calculated using shares outstanding of 7,805,795 at March 31, 2024, less 98,144 unvested restricted stock shares.
(7)	Common shares were calculated using shares outstanding of 7,800,545 at December 31, 2023, less 102,144 unvested restricted stock shares.
(8)	Common shares were calculated using shares outstanding of 7,743,283 at March 31, 2023, less 112,265 unvested restricted stock shares.

FS Bancorp Q1 Earnings
April 24, 2024

(Dollars in thousands)	For the Three Months Ended March 31,		Qtr. Over Qtr.
Average Balances	2024	2023	$ Change
Assets
Loans receivable, net (1)	$2,464,602	$2,292,364	$172,238
Securities available-for-sale, at amortized cost	331,413	270,676	60,737
Securities held-to-maturity	8,500	8,500	-
Interest-bearing deposits and certificates of deposit at other financial institutions	59,514	69,664	(10,150)
FHLB stock, at cost	2,174	6,335	(4,161)
Total interest-earning assets	2,866,203	2,647,539	218,664
Noninterest-earning assets	92,344	94,486	(6,366)
Total assets	$2,958,547	$2,742,025	$216,522
Liabilities
Interest-bearing accounts	$1,832,767	$1,688,037	$144,730
Borrowings	101,150	79,339	21,811
Subordinated notes	49,533	49,467	66
Total interest-bearing liabilities	1,983,450	1,816,843	166,607
Noninterest-bearing accounts	657,083	620,071	37,012
Other noninterest-bearing liabilities	43,246	34,434	8,812
Total liabilities	$2,683,779	$2,471,348	$212,431

(1) Includes loans HFS.

Non-GAAP Financial Measures:

In addition to financial results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release presents non-GAAP financial measures that include total organic deposits, tangible book value per share, and tangible common equity ratio. Management believes that providing total organic deposit growth illustrates the Company's commitment to expand its unique brand within the communities it serves by excluding brokered deposits and deposits acquired. Management also believes that providing the Company’s tangible book value per share and tangible common equity ratio is consistent with the capital treatment utilized by the investment community, which excludes intangible assets from the calculation of risk-based capital ratios and facilitates comparison of the quality and composition of the Company's capital over time and in comparison to its competitors. Where applicable, the Company has also presented comparable GAAP information.

These non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

FS Bancorp Q1 Earnings
April 24, 2024

Reconciliation of the GAAP deposits and the non-GAAP organic deposits with changes between the periods is presented below:

	March 31,	December 31,	September 30,	March 31,	December 31,	Linked	Prior	Prior Year
	2024	2023	2023	2023	2022	Qtr. Change	Qtr. Change	Qtr. Change
Total Deposits	$2,465,297	$2,522,323	$2,454,444	$2,443,273	$2,127,741	$(57,026)	$67,879	$315,532
Brokered CDs Deposits	(331,311)	(361,289)	(323,338)	(266,114)	(331,933)	29,978	(37,951)	65,819
Brokered Checking	—	(70,240)	(50,085)	(2,648)	(2,258)	70,240	(20,155)	(390)
Brokered Money Market	(8,011)	(1)	(51)	(50,311)	(59,668)	(8,010)	50	9,357
Acquired Deposits- Columbia Bank	—	—	—	(382,120)	—	—	—	(382,120)
Total Organic Deposits	$2,125,975	$2,090,793	$2,080,970	$1,742,080	$1,733,882	$35,182	$9,823	$8,198

Reconciliation of the GAAP book value per share and common equity ratio and the non-GAAP tangible book value per share and tangible common equity ratio is presented below.

(Dollars in thousands, except share and per share amounts)	March 31,	December 31,	March 31,
Tangible Book Value Per Share:	2024	2023	2023
Stockholders' equity (GAAP)	$277,932	$264,488	$241,834
Less: goodwill and core deposit intangible, net	(19,994)	(20,935)	(23,940)
Tangible common stockholders' equity (non-GAAP)	$257,938	$243,553	$217,894

Common shares outstanding at end of period	7,707,651	7,698,401	7,631,018

Book value per share (GAAP)	$36.06	$34.36	$31.69
Tangible book value per share (non-GAAP)	$33.47	$31.64	$28.55

Tangible Common Equity Ratio:
Total assets (GAAP)	$2,969,705	$2,972,669	$2,782,808
Less: goodwill and core deposit intangible assets	(19,994)	(20,935)	(23,940)
Tangible assets (non-GAAP)	$2,949,711	$2,951,734	$2,758,868

Common equity ratio (GAAP)	9.36%	8.90%	8.69%
Tangible common equity ratio (non-GAAP)	8.74	8.25	7.90

Contacts:

Joseph C. Adams,

Chief Executive Officer

Matthew D. Mullet,

Chief Financial Officer

(425) 771-5299

www.FSBWA.com